HSBC

ORGANIC GARDENS INTERNATIONAL
LIMITED
FLAT 2-3, 4/F JOIN-IN HANG SING
CENTRE 2-16 KWAI FUNG CRESCENT
KWAI CHUNG NT

0000709

07 July 2022

PRIVATE AND CONFIDENTIAL

Notification Letter for 100% Guarantee Loan

Dear Customer

100% Guarantee Loan Number: 747-067700-165

We refer to your application to us (the "**Application**") for a 100% Guarantee Loan (the "**Loan**") and our previous email notification which has been approved subject to the following terms, the Terms and Conditions of 100% Guarantee Loan and other terms and conditions stated in or referred to in your Application submitted to us for the Loan.

Approved Loan Amount: HK$ 9,000,000.00
Approved Loan Tenor: 120 months
Interest Rate#: HSBC Prime Lending Rate (BLR) – 2.25% p.a.
Principal Moratorium Period : 12 months from 21 Jun 2022
Interest Monthly Repayment Amount: Please refer to the repayment schedule
Monthly Repayment Amount: Please refer to the repayment schedule
Payment Date: Please refer to the repayment schedule
Repayment Account: 747-067700-838

#Subject to the applicable terms and conditions

We are pleased to inform you that the Loan drawdown has been allowed and effected. The approved loan amount has been credited to the above repayment account. In the event your monthly repayment is returned due to insufficient funds in the repayment account, overdue interest will be levied. This overdue interest is currently 13% p.a. (HSBC BLR + 8% p.a.) but it is subject to revision from time to time. You shall have in the repayment account sufficient funds on or before the relevant due dates of the monthly repayments.

Please be reminded that the Loan will be granted on an uncommitted basis. The Loan will be subject to review by the lender at any time and to the lender's overriding right of suspension and withdrawal at any time. The lender shall have an unrestricted discretion to determine whether or not to permit drawdown or utilisation of the Loan. Notwithstanding any other terms in the Application or this notification, the lender has the overriding right at its absolute discretion to require immediate repayment of all amount outstanding with respect to the Loan, together with all accrued interest, at any time.

Please be advised that in considering your Application, we have been provided with and have taken into account a credit report on you provided by Dun & Bradstreet (Hong Kong) Ltd. *Should you wish to contact Dun & Bradstreet (Hong Kong) Ltd for the purpose of making a data access request or data correction request under the Personal Data (Privacy) Ordinance, you may do so by contacting Dun & Bradstreet (Hong Kong) Ltd at Unit 1308-1315, 13/F, BEA Tower, Millennium City 5, 418 Kwun Tong

E-709/S-931/I-1861/

HSBC

Road, Kwun Tong, Kowloon, Hong Kong [Tel No.2516 1100 Website: www.dnbasia.com/hk/english/ccra].

Please also take notice that we have sold the Loan to The Hong Kong Mortgage Corporation Limited (the "**HKMC**") and we are providing administration service to the HKMC in relation to the Loan. Your payment obligation under the Loan will only be discharged by paying us as a servicer for the HKMC or as otherwise directed by the HKMC.

Should you have any queries, please call our Commercial Banking Service Hotline on +852 2748 8238.

Yours faithfully
The Hongkong and Shanghai Banking Corporation Limited

(This letter does not require bank's signature.)
*Applicable to customers other than limited companies

E-709/S-9314-1862